UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 7, 2009

Opexa Therapeutics, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Texas
(State or Other Jurisdiction of Incorporation)

001-33004	76-0333165
(Commission File Number)	(I.R.S. Employer Identification No.)
2635 N. Crescent Ridge Drive The Woodlands, Texas	77381
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code: (281) 272-9331

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

   Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard;
                         transfer of Listing.

On August 7, 2009, the Company received notice that the Listing Qualifications Staff of The NASDAQ Stock Market LLC (“NASDSAQ”) has determined that the Company has regained compliance with the continued listing requirements and shall remain listed on the NASDAQ Capital Market.  This follows last week’s announcement of Opexa’s agreement with Novartis, a leading global pharmaceutical company, whereby Novartis acquired Opexa’s stem cell technology in a deal potentially valued at over $50 million.

Opexa had received a letter from NASDAQ on August 4, 2009, stating that the company had not regained compliance with the NASDAQ stockholders’ equity requirement, as set forth in Listing Rule 5550(b)(1), by the previously established NASDAQ deadline. Subsequent to this letter, Opexa was able to finalize the agreement with Novartis on the stem cell technology, as announced on August 7, 2009. As a result, on August 7, 2009, NASDAQ notified Opexa that it has been deemed in compliance.

A copy of this press release is furnished as Exhibit 99.1 to this Current Report.

   Item 9.01  Exhibits

   (c)      Exhibit 99.1

   The following exhibit is to be filed as part of this 8-K:

Exhibit No. 99.1	Description Press release issued August 10, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPEXA THERAPEUTICS, INC.

By: /s/ Neil K. Warma
Neil K. Warma
President and Chief Executive Officer

DATE:	August 10, 2009

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued August 10, 2009